ECI TELECOM LTD.


                 NOTICE OF AN EXTRAORDINATRY GENERAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON APRIL 11, 2005


                                                        Petah Tikva, Israel
                                                        March 15, 2005


To the Shareholders of ECI Telecom Ltd. ("ECI" or "we"):


       NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Shareholders (the "General Meeting" or the "meeting") of ECI Telecom Ltd. will be held at our executive offices at 30 Hasivim Street, Petah Tikva, Israel, on Monday, April 11, 2005 at 10:00 a.m. (Israel time).

The agenda of the General Meeting will be as follows:

(1) To approve the compensation of Mr. Craig Ehrlich, a member of our board of directors;

(2) To approve the sale to ABN Amro Bank N.V. of long-term notes issued by Global Village Telecom Ltda. of Brazil ("GVT"); and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

       Shareholders of record at the close of business on March 9, 2005 are entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend the General Meeting in person.

       Joint holders of Ordinary Shares should take note that, pursuant to our Amended and Restated Articles of Association (our "articles of association"), the vote of the senior of joint holders of any share who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other holder(s) of the share, and for this purpose seniority will be determined by the order in which the names stand in the register of shareholders.

       Shareholders who are unable to attend the General Meeting in person are requested to complete, date and sign the enclosed form of proxy and return it promptly in the pre-addressed envelope provided, so as to be received not later than twenty-four (24) hours before the meeting. No postage is required if mailed in the United States. Shareholders who attend the meeting may revoke their proxies and vote their shares in person.



                                        By order of the Board of Directors,

                                        SHLOMO DOVRAT

                                        Chairman of the Board of Directors

                                        DORON INBAR

                                        President and Chief Executive Officer

                                ECI TELECOM LTD.

                  30 Hasivim Street, Petah Tikva 49133, Israel


                                 PROXY STATEMENT


                  EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS


                                  INTRODUCTION

       This proxy statement (the "Proxy Statement") is being furnished to our shareholders in connection with the solicitation of proxies by our board of directors for use at the Extraordinary General Meeting of Shareholders to be held on April 11, 2005 (the "General Meeting" or the "meeting"), and at any adjournment thereof, pursuant to the accompanying Notice of Extraordinary General Meeting of Shareholders. The meeting will be held on Monday, April 11, 2005 at 10:00 a.m. (Israel time) at our executive offices, 30 Hasivim Street, Petah Tikva, Israel.

Purpose of the General Meeting

It is proposed that at the meeting resolutions be adopted:

(1) To approve the compensation of Mr. Craig Ehrlich, a member of our board of directors; and

(2) To approve the sale to ABN Amro Bank N.V. of long-term notes issued by Global Village Telecom Ltda. of Brazil ("GVT").


       We currently are not aware of any other proposals, which will come before the General Meeting. If any other matters properly come before the meeting, the persons designated as proxies intend to vote upon such matters in accordance with their judgment.



Voting

       Only holders of record of our Ordinary Shares, nominal (par) value NIS
0.12 per share, at the close of business on March 9, 2005, to which we refer as the meeting record date, are entitled to notice of, and to vote at, the General Meeting. We had 109,660,792 Ordinary Shares outstanding on the meeting record date. Each Ordinary Share outstanding on the meeting record date will entitle its holder to one vote upon each of the matters to be presented at the General Meeting. A quorum must be present in order for the General Meeting to be held. The presence in person or by proxy of at least two shareholders holding shares that are entitled to vote in the aggregate at least 331/3% of the shares outstanding on the record date will constitute a quorum for the transaction of business at the General Meeting. If within half an hour from the time established for the commencement of the General Meeting a quorum is not present, the meeting shall stand adjourned to Monday, April 18, 2005, at the same time and place.

       Abstentions and broker non-votes are counted as shares present for determination of a quorum. For purposes of determining whether a matter is approved by the shareholders, abstentions and broker non-votes will not be treated as either votes "for" or "against" the matter.

Proxies

       Proxies for use at the General Meeting are being solicited by our board of directors. Proxies will be solicited primarily by mail and are being mailed to shareholders on or about March 17, 2005. Certain of our officers, directors, employees and agents may solicit proxies by telephone, facsimile e-mail or other personal contact. However, such parties will not receive additional compensation therefor. We will bear the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy material, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to the beneficial owners of our Ordinary Shares.

       All Ordinary Shares represented by properly executed proxies received by us twenty-four (24) hours prior to the meeting will, unless such proxies have been previously revoked, be voted at the General Meeting in accordance with the directions on the proxies. If no direction is indicated on the properly executed proxy, the shares will be voted in favor of the matters described above. If any other matters are properly presented for action at the General Meeting (which is not anticipated), the proxy holders will vote (which authority is conferred to such holders to vote on such matters by the proxies) in accordance with their best judgment. A shareholder returning a proxy may revoke it at any time prior to commencement of the meeting by communicating such revocation in writing to us or by executing and delivering a later-dated proxy. In addition, any person who has executed a proxy and is present at the General Meeting may vote in person instead of by proxy, thereby canceling any proxy previously given, whether or not written revocation of such proxy has been given. Any written notice revoking a proxy should be sent to ECI Telecom Ltd., 30 Hasivim Street, Petah Tikva 49517, Israel, attention General Counsel.


                             OWNERSHIP OF OUR SHARES

       We have authorized and outstanding one class of equity securities, designated Ordinary Shares, with a nominal (par) value of NIS 0.12 per share. The following table sets forth, as of March 1, 2005 (unless otherwise indicated), the number of shares owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our shares (the "Major Shareholders") and (ii) our directors or members of our senior management as a group. Although several of our directors are officers or directors of our Major Shareholders, except where otherwise indicated, such individuals disclaim beneficial ownership of the shares held by such Major Shareholders.



                                                                       Number of            Approximate Percent of
                       Name and Address                             Shares Owned(1)          Shares Outstanding(2)
M.A.G.M. Chemistry Holdings Ltd. (a wholly owned subsidiary

of Koor Industries Ltd.)(3)(5)                                             33,049,433                 30.1%
14 Hamelacha Street
Park Afek
48091 Rosh Ha'ayin, Israel
Clal  Electronics  Industries Ltd. (a wholly owned  subsidiary
of Clal Industries & Investments Ltd.)(4)(5)                               15,218,194                 13.9%
3 Azrieli Center, Triangular Tower, 45th Floor
67023 Tel Aviv, Israel
Carmel  Funds  (as  defined  below),  Isal  Amlat  Investments
(1993)  Ltd., D Partners (as defined  below),  and  affiliated              7,991,121(8)               7.3%(8)
entities
(together the "Dovrat Entities")(6)(7)
Delta House, 16 Abba Eban Avenue
46725 Herzlia, Israel
Ofer (Ships Holding) Ltd. ("Ofer Ships")(7)(9)
9, Andre Saharov Street                                                     6,867,200                  6.3%
31905 Haifa, Israel
Fidelity  Low  Priced  Stock  Fund,   Fidelity   Management  &
Research Company, and FMR Corp. (together "Fidelity")(10)                   5,500,000                  5.0%
82 Devonshire Street
Boston, Massachusetts 02109

All our  directors  and members of our senior  management as a              4,541,098(11)              4.0%(11)
group (consisting of 17 persons)



(1) The information regarding the ECI shares beneficially owned by Major Shareholders is based on Schedules 13D filed by such shareholders and related individuals and entities with the U.S. Securities and Exchange Commission and on information provided by such shareholders.

(2) Percentages in this table are based on the 109,651,161 ECI shares outstanding as at March 1, 2005 plus such number of newly issued ECI shares, if any, as such shareholder or group had the right to receive upon the exercise of stock options which are exercisable within 60 days.

(3) Both M.A.G.M. Chemistry Holdings Ltd. ("MAGM") and Koor Industries Ltd. ("Koor") are Israeli corporations. Koor's shares are publicly traded on The Tel Aviv Stock Exchange and its ADSs (American Depositary Shares) are traded on the New York Stock Exchange. Mr. Jonathan Kolber, a director of ECI and the Chief Executive Officer of Koor, beneficially owns approximately 3.46% of the shares of Koor. In addition to the ECI shares held by MAGM: (i) Mr. Kolber has a beneficial interest in 1,542,198 ECI shares; and (ii) Mr. Danny Biran, a director of ECI and President of Koor, beneficially owns 5,000 ECI shares. Mr. Kolber and Mr. Biran, by virtue of their respective positions at Koor, may be deemed to be beneficial owners of the ECI shares held by MAGM. Mr. Kolber and Mr. Biran disclaim beneficial ownership of these shares.

(4) Both Clal Electronics Industries Ltd. ("CEI") and Clal Industries and Investments Ltd. ("Clal") are Israeli corporations. Clal is controlled by IDB Development Corporation Ltd. ("IDBD"), which, in turn, is controlled by IDB Holding Corporation ("IDBH"), all of which companies are considered part of the IDB group. In addition to CEI's holdings, based upon reports received by us, the following entities within the IDB group beneficially own ECI shares, as follows: IDBD (100,000 shares); Badal Securities Ltd. ("Badal"), a wholly owned subsidiary of IDBH (100,000 shares); and Clal Insurance Enterprises Holdings Ltd. ("Clal Insurance") - a majority-owned subsidiary of IDBD (219,120 shares). Clal, IDBD, IDBH and Clal Insurance are all Israeli corporations whose shares are publicly traded on The Tel Aviv Stock Exchange.

       Based upon reports received by ECI, as at March 1, 2005, IDBH is controlled by a group comprised of: (i) Ganden Investments I.D.B. Ltd. ("Ganden"), a private Israeli company controlled by Nochi Dankner (who is the chairman of IDBH, IDBD and Clal and a director of Clal Insurance) and his sister Shelly Bergman (who is a director of IDBH, IDBD and Clal), which holds 31.02% of the equity of and voting power in IDBH; (ii) Manor Investments - IDB Ltd. ("Manor"), a private Israeli company controlled by Ruth Manor (whose husband, Isaac Manor, and their son, Dori Manor, are directors of IDBH, IDBD and Clal and Isaac Manor is a director of Clal Insurance), which holds 10.34% of the equity of and voting power in IDBH; and (iii) Avraham Livnat Investments (2002) Ltd. ("Livnat"), a private Israeli company controlled by Avraham Livnat (one of whose sons, Zvi Livnat, is a director and executive vice president of IDBH, deputy chairman of IDBD and co-chief executive officer of Clal, and another son, Shay Livnat, is a director of IDBD, Clal and Clal Insurance), which holds 10.34% of the equity of and voting power in IDBH. Ganden, Manor and Livnat, owning in the aggregate approximately 51.70% of the equity of and voting power in IDBH, entered into a Shareholders Agreement relating, among other things, to their joint control of IDBH, the term of which is until May 19, 2023. In addition, (a) Ganden Holdings Ltd., the parent company of Ganden, holds 6.43% of the equity of and voting power in IDBH;
       (b) Manor Holdings B.A. Ltd., the parent company of Manor, holds 0.03% of the equity of and voting power in IDBH; (c) Avraham Livnat Ltd., the parent company of Livnat, holds 0.04% of the equity of and voting power in IDBH; and (d) Ms. Bergman owns, through a private company which is wholly owned by her, approximately 7.23% of the equity and voting power of IDBH.

       Based on the foregoing, IDBH (by reason of its control of IDBD), Ganden, Manor and Livnat (by reason of their control of IDBH), Mr. Dankner, Ms. Bergman, Ms. Manor and Mr. A. Livnat (by reason of their control, respectively, of Ganden, Manor and Livnat) may be deemed to share the power to vote and dispose: (i) with IDBD (by reason of its control of Clal and CEI), Clal and CEI, of the ECI shares held by CEI; (ii) with Badal, of the ECI shares held by Badal; (iii) with IDBD, of the ECI shares held by IDBD; and (iv) with IDBD and Clal Insurance, of ECI shares held by Clal Insurance.

(5) Pursuant to an agreement between Koor and Clal entered into on April 8, 1998 (the "Koor-Clal Agreement"), the parties agreed, among other things, to vote their respective ECI shares to the effect that (i) the majority of the members of ECI's board of directors will be designated by Koor, as long as Koor's equity interest in ECI is not less than 15% and (ii) 20% of the members of ECI's board of directors will be designated by Clal, as long as Clal owns no less than a 5% equity interest in ECI. However, the present composition of our board of directors does not reflect these provisions of the Koor-Clal Agreement.

       The Koor-Clal Agreement also provides that Clal may acquire additional ECI shares, provided that such acquisition would not cause Clal's equity interest in ECI to exceed 15%, unless Clal receives an approval from the Israeli Comptroller of Restrictive Trade Practices. Koor and Clal also agreed under the Koor-Clal Agreement that as long as their voting arrangements, as described above, are in force, they shall use their best efforts to ensure that in the event that ECI decides to issue ordinary shares or any securities convertible into ordinary shares to Koor or Clal or to any shareholder of ECI affiliated with Koor or Clal, the other party shall be entitled to purchase ordinary shares or other convertible securities under such issuance in accordance with its proportional respective holdings in ECI.

(6) 6,435,584 of the ECI shares held by the Dovrat Entities were acquired in February 2002 pursuant to the Subscription Agreement of December 6, 2001. The following are the names and direct holdings of the individuals and entities that comprise the Dovrat Entities: Isal Amlat Investments (1993) Ltd., or "Isal Amlat", (2,488,416 shares, after taking into account 144,216 shares sold in 2004); Shlomo Dovrat, Chairman of our board of directors (112,000 shares); Harel Beit-On (112,000 shares); Avi Zeevi (24,947 shares); Daniel Chertoff (6,580 shares); Walter Grassl (2,630 shares); Karl Heinz Achinger (5,000 shares); Carmel Software Fund (Israel) L.P. (1,110,046 shares); Carmel Software Fund (Cayman) L.P. (1,370,637 shares); Carmel Software Fund (Delaware) L.P. (598,702 shares); Carmel Software Fund Gbr (98,565 shares); Carmel V.C. Ltd., acting for Siemens Venture Capital GmbH (197,131 shares) (the previous five entities being referred to as the "Carmel Funds"); D Partners (Israel) Limited Partnership (390,071 shares); and D Partners (BVI) L.P. (724,511 shares) (the previous two entities being referred to as the "D Partners"). The stated holdings of the Carmel Funds and D. Partners include an aggregate of 743,502 ECI shares and 62,000 ECI shares, respectively, that were purchased subsequent to the Subscription Agreement, and are not subject to its provisions. The aggregate stated holdings for the Dovrat Entities also include 106,850 ECI shares held by Aharon Dovrat, the father of Mr. S. Dovrat, which shares are not subject to the provisions of the Subscription Agreement. (See also footnote (8) below regarding certain additional shares that may be acquired by certain entities within the Dovrat Entities.) Although Dovrat & Co. Ltd. was one of the Purchasers under the Subscription Agreement, it did not become the holder of record of any ECI shares and its allocation of ECI shares was assigned to the other affiliates within the Dovrat Entities listed above.

         Mr. S. Dovrat, Mr. Beit-On and Mr. Zeevi are directors in, or shareholders of, various entities that are the general partners and investment managers or shareholders of the various Carmel Funds. Mr. S. Dovrat and Mr. A. Dovrat, each own 50% of the shares of Dovrat & Co. Ltd., and are also directors and/or shareholders of various entities within, or affiliated with entities within, the Dovrat Entities, or which provide the Dovrat Entities or affiliates with investment advisory and related services. Mr. A. Dovrat is also Chairman, and Mr.
         S. Dovrat is a director, of Isal Amlat and Dovrat & Co. Ltd., but both intend resigning from the board of Isal Amlat on or about April 7, 2005, following the sale by Mr. S. Dovrat of part of his shareholding in such company. As a result of such sale, Mr. S. Dovrat will no longer control Isal Amlat. Mr. A. Dovrat and Mr. S. Dovrat hold indirect interests in, and/or are directors of, the general partners of, D Partners. Mr. Grassl and Mr. Chertoff were managers of various entities that are the general partners and investment managers of the various Carmel Funds. Mr. Achinger was a member of the advisory boards of the various Carmel Funds. Isal Amlat is an investment company whose shares are listed on The Tel Aviv Stock Exchange. Due to the relationship between the parties that comprise the Dovrat Entities, such parties may be deemed to beneficially own shares that are held by certain of the other parties within the Dovrat Entities. Each such party disclaims beneficial ownership of the shares held by any other party within the Dovrat Entities.

(7) Pursuant to article 37(h) of our articles of association, the purchasers of the ECI shares acquired under the Subscription Agreement referred to above and certain of their permitted assigns are entitled, subject to certain conditions and until our 2005 annual general meeting, to directly appoint up to two of our directors and to remove and replace them. For as long as these rights are in force, ownership of such shares shall not carry any voting rights for the election of other directors. All the shares purchased pursuant to the Subscription Agreement are held of record in the names of the owners set forth in footnotes (6) above and (8) below.

       Pursuant to the Subscription Agreement referred to above, on February 11, 2002, ECI entered into a registration rights agreement with the investors regarding the shares issued to them in the private placement. Under the registration rights agreement, the investors, and their permitted assigns, are entitled, subject to certain conditions and limitations, to two demand registrations and to unlimited piggyback registrations in respect of the shares issued pursuant to the Subscription Agreement. These rights are effective from February 11, 2003 and terminate after a period of four years. Any demand registration shall have an anticipated aggregate offering price of at least $10 million. ECI shall bear all expenses incurred in connection with any registration excluding underwriters' discounts or commissions and the selling shareholders' legal fees and expenses.

       Pursuant to the foregoing agreements, the parties that comprise the Dovrat Entities and Ofer Ships may together be deemed to constitute a "group" for the purposes of Rule 13d of the Securities Act of 1933, as amended. Each party within the Dovrat Entities disclaims beneficial ownership of all shares held by Ofer Ships, and Ofer Ships disclaims beneficial ownership of all shares held by the parties that comprise the Dovrat Entities.

       As reported in a Schedule 13D/A filing made on January 5, 2005 with the SEC, Ofer Ships (see footnote (9) below) on June 30, 2004 granted an irrevocable proxy to Carmel V.C, Ltd., one of the Dovrat Entities (see footnote (6) above), to vote, solely in connection with the appointment or replacement of directors, all the shares held by Ofer Ships pursuant to article 37(h) of our articles of association. Carmel V.C. Ltd. agreed that, in making any such appointment of a director, it will not appoint any person who may be deemed to be an affiliate of Ofer Ships. The proxy terminates (i) in the discretion of Carmel V.C. Ltd. upon a 30-day prior written notice to Ofer Ships and (ii) at such time that the service of the directors appointed pursuant to article 37(h), expires or terminates and no replacement director is appointed on behalf of the purchasers under the Subscription Agreement.

(8) Includes (i) 313.995 stock options exercisable into shares of ECI within sixty days, being the stock options issued to Carmel V.C. Ltd. pursuant to the provisions of an agreement dated December 17, 2002, entered into between ECI and Carmel V.C. Ltd. relating to the services of Mr. S. Dovrat; and (ii) 329,040 Ordinary Shares held by the Ofer Ship (see footnote (9) below), in respect of which it has granted to Carmel V.C. Ltd. an option to purchase, expiring on December 5, 2009. It does not include the remaining shares held by the Ofer Ship and issued under the Subscription Agreement referred to above, in respect of which Ofer Ship has granted an irrevocable proxy to Carmel V.C Ltd. (see footnote (7) above). Percentage ownership is calculated in relation to above number of shares issued and outstanding plus the said 313,995 stock options exercisable within sixty days.

(9) 6,580,000 of the ECI shares held by the Ofer Ships were acquired in February 2002 by Ofer Ships, Udi Angel, Doron Ofer and Eyal Ofer (collectively referred to as the "Ofer Brothers Group") pursuant to the Subscription Agreement. Subsequently, within the provisions of the Subscription Agreement, Mr. D. Ofer (in June 2003), Mr. Angel and Mr. E. Ofer (both in October 2003) sold to Ofer Ships the ECI shares acquired by them under the Subscription Agreement (in each case, 789,474 shares) and Ofer Ships (in December 2004) sold 2,250,000 of its ECI shares to its wholly owned subsidiary, Yozma Venture Capital Ltd., or "Yozma". The holdings of Ofer Ships include the ECI shares held by Yozma and also include 287,200 ECI shares purchased subsequent to the Subscription Agreement but not subject to its provisions. Orona Investments Ltd (a company wholly owned by Mr. Angel) and L.Y.N. (Holdings) Ltd., (a company of which Mr. E. Ofer holds 95% of the issued share capital) are each the direct owners of one-half of the outstanding stock of Ofer Ships. Accordingly, the aforesaid companies, and Mr. Angel and Mr. E. Ofer, may be deemed to beneficially own the ECI shares held by Ofer Ships.

(10) Based upon a Schedule 13G/A filing made with the SEC on February 14, 2005. Fidelity Low Priced Stock Fund, or "Fidelity Fund", is an investment company registered under Section 8 of the Investment Company Act of 1940. Fidelity Management & Research Company, or "Fidelity Management", a wholly owned subsidiary of FMR Corp., is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The ECI shares are owned by Fidelity Fund, and Fidelity Management is the beneficial owner of the shares as a result of acting as investment adviser to Fidelity Fund. Edward C. Johnson, III and other members of his family are the primary owners of, and may be deemed to form a controlling group of, FMR Corp.

(11) Includes 2,976,671 stock options exercisable into ECI shares within sixty days. Includes shares held directly by Mr. S. Dovrat, but excludes shares and rights to acquire shares held by other entities in the Dovrat Entities (see footnotes (6) and (8) above).

                        PROPOSALS FOR THE GENERAL MEETING

                        ITEM 1 - APPROVAL OF COMPENSATION

       Mr. Craig Ehrlich, was appointed to our board of directors in February 2005. His service agreement is for a term of three years from his appointment, subject to his annual re-election by shareholders. A brief biography of Mr. Ehrlich is set forth below:

       Craig Ehrlich (age 49) has served as Chairman of the GSM Association, or "GSMA", since January 2003. GSMA is the leading representative body for the world's wireless network operators. From 1996 until mid-2003, Mr. Ehrlich was Group Managing Director of SUNDAY Communications Limited, a Hong Kong mobile phone company he launched in 1996. During the period from 1993 to 1996, he established several companies that were involved in the introduction of cable television and paging services. From 1987 to 1992, Mr. Ehrlich held various senior executive positions with companies in the Hutchison Group. He is currently a member of the boards of directors of Hutchison Mobile Communications Ltd. (a wholly owned subsidiary of Hutchison Whampoa Ltd.), Roamware, Inc. (a California-based wireless applications company) and Philweb Corporation and ISM Communications Corporation, both based in the Philippines, and is an advisory Board member of PGP Corporation, based in California. He holds a bachelors degree in Political Science from the University of California, Los Angeles, a masters degree in urban studies from Occidental College, Los Angeles and a postgraduate fellowship from the Coro Foundation.


As of the date hereof, Mr. Ehrlich does not own any of our shares. We do not have any understanding or agreement with respect to the future election of Mr. Ehrlich as a director.

       Under the Companies Law, the terms of compensation of directors must be approved by our audit committee, board of directors and shareholders, in that order. In general, we pay annual directors' fees, and in certain instances fees for participating in meetings, only to members of our board of directors who are not affiliated with our major shareholders, in varying amounts as approved by our audit committee, board and shareholders.

       We propose to pay Mr. Ehrlich the following compensation, which has already been approved by our audit committee and board of directors:

o an annual fee of $50,000, plus an additional annual fee of $10,000 for membership on committees of our board of directors; and reimbursement of reasonable expenses associated with his position as a director, including travel expenses; and

o an annual issuance of restricted ECI shares in the value of $25,000, beginning with issuance of such ECI shares as soon a practicable after the meeting and thereafter, on or about the first trading day in the month of February in each subsequent year (each, an "Issuance Date").

o        The number of ECI restricted shares to be issued annually to Mr.
         Ehrlich will be equal to (x) $25,000 divided by (y) the fair market value of ECI shares on the Issuance Date, being the closing sale price per share of ECI shares on the trading day immediately preceding the Issuance Date, as reported by Nasdaq.

o Such restricted shares will vest over three years, in equal annual installments, such that, with respect to the first issuance, one third of the restricted shares will vest on February 1, 2006, one third of the restricted shares will vest on February 1, 2007, and the balance on February 1, 2008.

o ECI will have the right, which will be freely assignable, to repurchase, at par value, such portion of the restricted stock that has not vested at the time that Mr. Ehrlich ceases to serve as a member of the board.

       Proposal 1

       It is proposed that at the meeting the following resolutions be adopted:

       "RESOLVED, that the compensation of Mr. Craig Ehrlich, including the grant of restricted stock, as described in Item 1 of the Proxy Statement be, and the same hereby is, approved; provided that ECI may adjust such terms of compensation if such adjustments do not materially increase the obligations of ECI and are approved by the Audit Committee and Board of Directors of ECI; and

       RESOLVED, that the renewal of the service agreement between ECI and Mr. Ehrlich, as approved by the Audit Committee and the Board of Directors, from time to time, upon similar terms be, and the same hereby is, approved."

       Approval of this proposal will require the affirmative vote of a simple majority of the shares present, in person or by proxy, and voting on the matter.

       Our board of directors recommends a vote FOR approval of the proposed resolutions.



                ITEM 2 - APPROVAL OF SALE OF NOTES ISSUED BY GVT

       As previously announced, we have entered into a agreement to sell to ABN Amro Bank N.V. ("ABN") interest bearing long-term notes issued by Global Village Telecom Ltda. of Brazil ("GVT"). The purchase price for the sale is approximately $96.2 million in cash, plus potentially an additional amount of approximately $3.3 million based on certain contingencies. According to the agreement, the sale of the notes, which is coupled with warrants convertible into shares of GVT's parent company, is subject to certain conditions and approvals, including (1) the approval of ECI's shareholders, which we are seeking at the meeting, and (2) the payment to ABN of approximately $6.5 million by the shareholders of GVT's parent company, including IDBD and affiliates thereof, who have a 27.2% interest (on a fully diluted basis) in GVT's parent company.

       We first received the notes from GVT in exchange for fixed wireless equipment sold to GVT through our then subsidiary, InnoWave ECI Wireless Systems Ltd., between the years 2000 and 2002. Commencing in 2002, GVT defaulted on its payments and, under a debt rescheduling agreement signed between us, GVT, and various other parties in December 2004, the notes are payable by GVT over a ten-year period ending in 2013. During 2003, we sold the operations of InnoWave as part of our strategic decision to focus on our Optical Networking and Broadband Access businesses, but we retained the notes. The notes have a face value of approximately $163 million. As a result of past write-downs, the debt underlying the notes is currently reflected on our balance sheet at approximately $85 million.

       Under the Companies Law, an "extraordinary transaction" in which a "controlling shareholder" has a "personal interest" (as such terms are defined under the Companies Law) must be approved by the audit committee, board of directors and a special majority of the shareholders, in that order. IDBD (including its affiliates), who has a personal interest in the sale of the GVT notes by virtue of its shareholdings in GVT's parent company and its payment in connection therewith as described above, may be deemed to be a controlling shareholder of ECI because its affiliate, Clal, owns 13.9% of the outstanding shares of ECI and is a party to the Koor-Clal Agreement (see footnote 5 in the table above under "Ownership of Our Shares"). Furthermore, the sale of such notes may be deemed an extraordinary transaction. Therefore, we are seeking the approval of the shareholders at the meeting. Our audit committee and board of directors have previously approved the transaction.

       Proposal 2

       It is proposed that at the meeting the following resolution be adopted:

       "RESOLVED that the sale of long-term notes issued by Global Village Telecom Ltda. of Brazil on the terms described in Item 2 of the Proxy Statement be, and it hereby is, approved and ratified; provided that ECI may make adjustments to the terms of the transaction that do not materially increase the obligations of ECI and that are approved by the Audit Committee and Board of Directors of ECI."

       Approval of this proposal will require the affirmative vote of a simple majority of the shares present, in person or by proxy, and voting on the matter; provided that (i) the shares voted in favor of the above resolution include at least one-third of the shares voted by shareholders who do not have a personal interest in such matter or (ii) the total number of shares of non-interested shareholders who voted against such matter does not exceed 1% of ECI's outstanding shares. For the purpose of the vote on this resolution, each shareholder is asked to indicate on the enclosed proxy card whether or not he or she has a personal interest in this matter. Under the Companies Law, a "personal interest" of a shareholder (i) includes a personal interest of any member of the shareholder's immediate family (or spouses thereof) or a personal interest in an entity in which the shareholder (or such family member thereof) serves as a director or the chief executive officer, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or the chief executive officer and (ii) excludes an interest arising in itself from the ownership of ECI shares.

       Our board of directors recommends a vote FOR approval of the proposed resolution.

                                  OTHER MATTERS

       It is not anticipated that there will be presented at the meeting any matters other than those on the agenda described above. If any other matters are properly presented before the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.



                                   By order of the Board of Directors,


                                   SHLOMO DOVRAT

                                   Chairman of the Board of Directors


                                   DORON INBAR

                                   President and Chief Executive Officer


Dated:  March 15, 2005

                                ECI TELECOM LTD.
           PROXY FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 11, 2005


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints DORON INBAR, GIORA BITAN, MARTIN OSSAD and EFRAT NAVEH and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to represent and to vote, on behalf of the undersigned, all the Ordinary Shares of ECI Telecom Ltd. (the "Company"), held of record in the name of the undersigned at the close of business on March 9, 2005, at the Extraordinary General Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 30 Hasivim Street, Petah Tikva, Israel, on April 11, 2005 at 10:00 a.m. (local time), and at any and all adjournments thereof on the following matters, which are more fully described in the Notice of Extraordinary General Meeting of Shareholders and Proxy Statement relating to the Meeting.



The undersigned acknowledges receipt of the Notice of Extraordinary General Meeting of Shareholders and Proxy Statement of the Company relating to the Meeting.



                (Continued and to be signed on the reverse side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made with respect to any matter, this Proxy will be voted FOR such matter and, in the case of item 2, item 2A (no personal interest) will be voted FOR such matter. Any and all proxies heretofore given by the undersigned are hereby revoked.

             |X| Please mark your votes as in this example using dark ink only

1. Approval of the compensation of Mr. Craig Ehrlich, a member of the Board of Directors of the Company.

                         [] FOR         [] AGAINST           [] ABSTAIN


    2. Approval of the sale to ABN Amro Bank N.V. of long-term notes issued by Global Village Telecom Ltda. of Brazil.


       Indicate your vote in EITHER item 2A OR item 2B below, as applicable (NOT
BOTH):

           2A. Shareholders who DO NOT have a personal interest in this matter should indicate their vote here:

                         []  FOR        [] AGAINST           []  ABSTAIN

           2B. Shareholders who DO have a personal interest in this matter should indicate their vote here:

                         []  FOR        [] AGAINST           []  ABSTAIN



In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

A vote indicated under item 2A will be deemed a representation that the undersigned does not have a personal interest in item 2, and a vote indicated under item 2B will be deemed a representation that the undersigned does have a personal interest in item 2. If a vote is indicated in both item 2A and item 2B, then the vote indicated in item 2B (personal interest) will be disregarded.




Signature of shareholder----------------       Date--------------






Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.